Exhibit 5.4

[Letterhead of Walsh, Colucci, Lubeley, Emrich & Walsh P.C.]

May 20, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.
Registration Statement on. Form S-3 and Sale of Senior Notes

Ladies and Gentlemen:

We have acted as special Maryland counsel to Beazer Clarksburg, LLC, a Maryland limited liability company, Clarksburg Arora, LLC, a Maryland limited liability company, and Clarksburg Skylark, LLC, a Maryland limited liability company (each a “Guarantor” and, collectively, the “Guarantors”), each a subsidiary of Beazer Homes USA, Inc. (“Beazer”), with respect to certain matters in connection with the offering by Beazer of $300,000,000 aggregate principal amount of 9.125% Senior Notes due 2018 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-163110) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 4, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Notes, dated May 4, 2010 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. In conjunction with the issuance of the Notes, each of the Guarantors and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of May 20, 2010 by and among Beazer, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

Beazer Homes USA, Inc.

May 20, 2010

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of each of the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of each of the Guarantors.

Based on the foregoing, we are of the opinion that:

1. Each of the Guarantors is validly existing as a limited liability company, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under its respective Guarantee.

2. Each of the Guarantors has duly authorized, executed and delivered the Indenture.

3. When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Guarantees have been duly endorsed on the Notes, each Guarantee will constitute a valid and binding obligation of each respective Guarantor enforceable against each Guarantor in accordance with its terms.

4. The execution and delivery by each of the Guarantors of the Indenture and the Guarantees and the performance of each Guarantor’s respective obligations thereunder have been duly authorized by all necessary limited liability company or other action and do not and will not (i) require any additional consent or approval of its members, or (ii) violate any provision of any law, rule or regulation of the State of Maryland or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would impair its ability to perform its obligations under its respective Guarantee or (iii) or violate any of its articles of organization or limited liability company operating agreement.

Beazer Homes USA, Inc.

May 20, 2010

The opinions set forth above are subject to the following qualifications and exceptions:

1. Counsel is a member of the Bar of the State of Maryland. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Maryland. The undersigned expresses no opinion as to any matter relating to any state or federal securities law or regulation. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

2. The opinions set forth herein are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

3. The undersigned expresses no opinion as to any matter other than as expressly set forth above, and no opinion is or may be implied or inferred herefrom, and specifically we express no opinion as to (a) the financial ability of each of the Guarantors to meet its obligations under the Indenture, the Guarantees or any other document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by or on behalf of each of the Guarantors in connection with the Indenture, the Guarantees or any other document related thereto, or (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by each of the Guarantors in the Guarantees or any other document.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Beazer Homes USA, Inc.

May 20, 2010

The opinions expressed in this letter are limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressed as stated. This opinion letter has been prepared for your use in connection with the Registration Statement, the Indenture and the Guarantees and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

Very truly yours,

WALSH, COLUCCI, LUBELEY, EMRICH & WALSH, P.C.

/s/ Bryan H. Guidash
Bryan H. Guidash